UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2024

DecisionPoint Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41376	37-1644635
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

DecisionPoint Systems, Inc. 1615 South Congress Avenue Suite 103 Delray Beach, Florida	33445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 900-3723

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name on Each Exchange on Which Registered
Common Stock, $0.001 par value	DPSI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Agreement and Plan of Merger

Overview

On April 30, 2024, DecisionPoint Systems, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Barcoding Derby Buyer, Inc., a Delaware corporation (“Parent”), and Derby Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, MergerCo will merge with and into the Company (collectively with the other transactions contemplated by the Merger Agreement, the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent.

The Company’s board of directors (the “Board”) unanimously determined that it is in the best interests of the Company and its stockholders to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, and approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and other obligations thereunder, and recommended to the Company’s stockholders that they adopt the Merger Agreement.

All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

Merger Consideration

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the Company’s common stock (“Company Common Stock”) (other than certain exceptions, including shares of Company Common Stock owned by the Company, Parent or MergerCo or Dissenting Shares (as defined in the Merger Agreement)) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $10.22, without interest (the “Per Share Price”).

Company Equity Awards

At the Effective Time, restricted stock units (“Company RSUs”) and stock options (“Company Options”) granted under the Company’s 2014 Equity Incentive Plan, as amended, will be treated in the following manner:

●	Each outstanding Company RSU will be accelerated and fully vested, cancelled and exchanged into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSU, multiplied by (B) the Per Share Price, subject to applicable tax withholdings.

●	Each outstanding Company Option, whether vested or unvested, will be cancelled and with the holders becoming entitled to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company Option multiplied by (B) the excess, if any, of the Per Share Price over the per share exercise price applicable to such Company Option, subject to applicable tax withholdings.

●	Any outstanding Company Option with an exercise price that is equal to or greater than the Per Share Price will be cancelled without any cash payment being made in respect of such Company Option.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants made by each of the Company, Parent and MergerCo, including, among others, covenants by the Company to conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the Effective Time of the Merger.

Closing Conditions

Consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including, among others: (i) adoption of the Merger Agreement by the Company’s stockholders at a meeting called for the purpose of obtaining this approval (the “Required Company Stockholder Approval”); (ii) the absence of any statute, rule, regulation, order, or other legal or regulatory restraint which has the effect of preventing, prohibiting or rendering illegal the consummation of the Merger; (iii) the accuracy of the representations and warranties contained in the Merger Agreement (subject to specified materiality qualifiers applicable to certain representations and warranties); (iv) compliance with the covenants and obligations under the Merger Agreement in all material respects; and (v) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement). The Merger Agreement does not contain any financing condition.

Prohibitions on Solicitations of Transactions

The Company is subject to customary “no shop” restrictions and has agreed not to solicit or enter into an agreement regarding an Acquisition Proposal (as defined in the Merger Agreement) and/or engage in any actions that may reasonably be expected to lead to an Acquisition Proposal. However, the Company may, prior to obtaining the Required Company Stockholder Approval, engage in discussions or negotiations and provide non-public information to a third party that has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicit provisions of the Merger Agreement if the Board determines in good faith, after consultation with the Company’s financial and outside legal advisors, that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement), subject to complying with specified notice and other conditions set forth in the Merger Agreement.

In addition, prior to obtaining the Required Company Stockholder Approval, the Board may, in certain circumstances, effect a Change in Recommendation (as defined in the Merger Agreement), subject to complying with specified notice and other conditions set forth in the Merger Agreement.

Termination of the Merger Agreement and Termination Fees

Subject to the terms of the Merger Agreement, either the Company or Parent may terminate the Merger Agreement if: (i) any governmental authority has taken a final and non-appealable action to prohibit consummation of the Merger; (ii) the Effective Time has not occurred by 11:59 p.m. Eastern time on September 30, 2024 (the “Outside Date”); or (iii) the Company’s stockholders fail to adopt the Merger Agreement. Parent may terminate the Merger Agreement in certain additional limited circumstances, including where (i) the Board effects a Change in Recommendation, (ii) the Board publicly recommends or approves any Acquisition Proposal other than as contemplated by the Merger Agreement, or (iii) any representations or warranties of the Company are or become untrue or incorrect, or the Company breaches its covenants under the Merger Agreement such that the closing conditions with respect thereto are incapable of being satisfied by the Outside Date (in each case subject to additional terms in the Merger Agreement). The Company may terminate the Merger Agreement in certain additional limited circumstances, including (i) to allow the Company to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal (as defined in the Merger Agreement), (ii) due to any representations or warranties of Parent or MergerCo being or becoming untrue or incorrect or Parent or MergerCo breaching its covenants under the Merger Agreement such that the closing conditions with respect thereto are incapable of being satisfied by the Outside Date, or (iii) if (1) each condition to the performance of Parent’s obligations under the Merger Agreement have been satisfied or waived (other than such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur), (2) Parent fails to complete the Closing by the date on which the Closing is required to have occurred pursuant to the terms of the Merger Agreement, (3) the Company is prepared and able to perform its obligations to consummate the Closing on the date on which the Closing is required to have occurred pursuant to the terms of the Merger Agreement and the Company delivered, at least five (5) Business Days prior to the date of termination (the “Closing Notice Period”), to Parent a certificate irrevocably certifying that all conditions set forth in the Merger Agreement have been satisfied (other than such conditions that by their terms or nature are to be satisfied at the Closing, and which were, as of such date, capable of being satisfied) or waived by the Company and the Company stood ready, willing and able to consummate the Closing, (4) Parent has failed to perform its obligations to consummate the Closing by the later of (x) the date Closing should have occurred pursuant to the terms of the Merger Agreement and (y) the end of the Closing Notice Period and (5) at all times during the Closing Notice Period, the Company stood ready, willing and able to perform its obligations to consummate the Closing (the termination right described in this clause (iii), the “Failure to Close Termination Right”) (in each case subject to additional terms in the Merger Agreement).

The Company will be required to pay Parent a termination fee of approximately $2.6 million if (i) the Merger Agreement is terminated by Parent following the Board’s determination to effect a Change in Recommendation; (ii) the Merger Agreement is terminated by the Company in order to enter into an agreement providing for an alternative acquisition transaction that constitutes a Superior Proposal (as defined in the Merger Agreement); (iii) the Merger Agreement is terminated by Parent following the Board’s public recommendation or approval of any Acquisition Proposal (as defined in the Merger Agreement) other than as contemplated by the Merger Agreement; (iv) the Merger Agreement is terminated by Parent due to the Company’s material breach of the Merger Agreement with respect to covenants imposed on the Company in respect of an Acquisition Proposal; or (v) the Merger Agreement is terminated because (A) either (1) the Effective Time has not occurred by the Outside Date, (2) the Company’s stockholders have failed to adopt the Merger Agreement or (3) the Company’s representations or warranties are or become untrue or incorrect or the Company breaches its covenants under the Merger Agreement such that the closing conditions with respect thereto are incapable of being satisfied by the Outside Date, (B) prior to the date of such termination an Acquisition Proposal (as defined in the Merger Agreement) has been publicly announced or received by the Company and (C) within one year of such termination the Company enters into or consummates an Acquisition Proposal (as defined in the Merger Agreement).

Parent will be required to pay the Company a termination fee of approximately $5.2 million if the Merger Agreement is terminated (i) by the Company due to Parent’s or MergerCo’s representations or warranties being or becoming untrue or incorrect or Parent or MergerCo breaching covenants under the Merger Agreement such that the closing conditions with respect thereto are incapable of being satisfied by the Outside Date; (ii) by the Company pursuant to the Failure to Close Termination Right; or (iii) by the Company because the Merger is not consummated by the Outside Date at a time at which the Company would have been entitled to terminate the Merger Agreement pursuant to the Failure to Close Termination Right (in each case subject to additional terms in the Merger Agreement).

In addition to any fees that may be incurred, under certain circumstances in connection with the termination of the Merger Agreement, the Company or Parent may be required to reimburse the reasonable out-of-pocket fees and expenses incurred by the other party. The expense reimbursement obligations of each party are capped at $1 million.

The Merger Agreement also provides that the Company, on the one hand, or Parent and MergerCo, on the other hand, may specifically enforce the obligations of the other under the Merger Agreement, including each parties’ obligation to consummate the Merger if the conditions thereto set forth in the Merger Agreement are otherwise satisfied.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide stockholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, Parent or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent and MergerCo or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and MergerCo and their respective affiliates and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the Securities and Exchange Commission.

Equity Funding Letter and Debt Commitment Letter

Parent and Merger Sub have secured committed financing, consisting of a combination of equity financing to be provided by an investment fund affiliated with Graham Partners, on the terms and subject to the conditions set forth in an equity commitment letter provided by such fund, and debt financing to be provided by certain lenders, on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions. The Merger Agreement does not contain any financing condition.

Limited Guaranty

An affiliate of the Parent has entered into a limited guaranty with the Company (the “Limited Guaranty”), pursuant to which such affiliate has guaranteed certain obligations of Parent and MergerCo under the Merger Agreement, including payment of the Parent Termination Fee that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and the Limited Guaranty.

Voting Agreements

In connection with the transactions contemplated by the Merger Agreement, on April 30, 2024, the Company’s directors and named executive officers and certain persons who beneficially own more the five percent of the outstanding Company Common Stock, in each case, in their capacity as stockholders of the Company, have each entered into a support agreement (collectively, the “Voting Agreements”) with Parent and MergerCo. Under the Voting Agreements, the applicable stockholders commit to vote their respective shares of Company Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger and against any Acquisition Proposal (unless such Acquisition Proposal was submitted in accordance with the terms of the Merger Agreement). The Voting Agreements terminate in certain circumstances, including in connection with the termination of the Merger Agreement or the date on which the Determination Notice Period (as defined in the Merger Agreement) expires upon a Change in Recommendation by the Company Board solely to the extent the Company Board is permitted to make a Change in Recommendation in accordance with Section 7.04(c) of the Merger Agreement. In total, the stockholders that signed the Voting Agreements hold approximately 27% of the outstanding shares of Company Common Stock as of April 30, 2024.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, a form of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the proposed Merger, on April 30, 2024, the Board, upon the recommendation of the Compensation Committee of the Board, approved payment of a $396,400 bonus upon consummation of the Merger and subject to any applicable tax withholdings (the “Transaction Bonus”), to the Company’s Chief Financial Officer, Melinda Wohl, pursuant to the terms of a Transaction Bonus agreement (the “Transaction Bonus Agreement”). Under the Transaction Bonus Agreement, Ms. Wohl’s receipt of the Transaction Bonus is subject to continued employment through the Effective Date and is payable in a lump sum within five days after the Effective Date.

The foregoing description of the Transaction Bonus Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transaction Bonus Agreement, a form of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 30, 2024, the Company Board approved and adopted the first amendment (the “Bylaws Amendment”) to the Company’s Amended and Restated Bylaws (the “Bylaws”), to add a new provision that provides that, unless the Company consents in writing to the selection of an alternative forum, (i)  the Court of Chancery (the “Chancery Court”) of the State of Delaware or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Company, (c) any action asserting a claim against the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s Certification of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of the Company’s Certification of Incorporation or the Bylaws, or (e) any other action asserting a claim governed by the internal affairs doctrine, and (ii) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. The Bylaws Amendment became effective on April 30, 2024.

The foregoing description of the Bylaws Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws Amendment, which is filed as Exhibit 3.1 hereto, and is incorporated herein by reference.

Item 8.01 Other Events.

On May 1, 2024, Parent and the Company issued a joint press release announcing the Merger. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding the pending acquisition of the Company and the expected timing of the closing of the Merger. In some cases, you can identify forward-looking statements by the following words: “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on the Company’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including, but not limited to: (i) the risk that the Merger may not be completed; (ii) the failure to satisfy any of the conditions to the consummation of the Merger, including the receipt of the Required Company Stockholder Approval; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement which govern the terms of the Merger, including in circumstances requiring the Company to pay a termination fee; (iv) the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally; (v) risks that the Merger disrupts the Company’s current plans and operations; (vi) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business; (vii) risks related to diverting management’s or employees’ attention during the pendency of the Merger from the Company’s ongoing business operations; (viii) the amount of costs, fees, charges or expenses resulting from the Merger; (ix) potential litigation relating to the Merger; (x) uncertainty as to the Merger and the ability of each party to consummate the Merger; (xi) risks that the benefits of the Merger are not realized when or as expected; (xii) the risk that the price of the Company’s common stock may fluctuate during the pendency of the Merger and may decline significantly if the Merger is not completed; and (xiii) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), such as the risks and uncertainties described under the headings “Note Regarding Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and in the Company’s other filings with the SEC. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the proxy statement on Schedule 14A that the Company will file with the SEC relating to its special meeting of stockholders will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and/or similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition. The forward-looking statements speak only as of the date they are made. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The information that can be accessed through hyperlinks or website addresses included in this communication is deemed not to be incorporated in or part of this communication.

Additional Information and Where to Find It

This communication is being made in respect of the Merger. In connection with the proposed Merger, the Company will file with the SEC a proxy statement on Schedule 14A relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the Merger. When completed, a definitive proxy statement will be made available to the Company’s stockholders. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE MERGER (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS FILED OR FURNISHED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Company’s website at decisionpt.com under the link “Investors” and then under the link “SEC Filings”. Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to the Company’s Secretary at 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the Merger, by security holdings or otherwise, will be set forth in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the Merger when they become available. These documents can be obtained free of charge from the sources indicated above.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 30, 2024, by and among DecisionPoint Systems, Inc., Barcoding Derby Buyer, Inc., and Derby Merger Sub, Inc.*

3.1	First Amendment to the Amended and Restated Bylaws of DecisionPoint Systems, Inc., dated April 30, 2024

10.1	Form of Support Agreement

10.2	Transaction Bonus Agreement, dated April 30, 2024, by and between DecisionPoint Systems, Inc. and Melinda Wohl

99.1	Press Release dated May 1, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	All schedules to the Merger Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECISIONPOINT SYSTEMS, INC.

Dated: May 1, 2024	By:	/s/ Melinda Wohl
	Name:	Melinda Wohl
	Title:	Chief Financial Officer